Exhibit (a)(1)(C)

Eligible Option Grant Schedule	ALX Oncology Holdings Inc. ID: 85-642577 323 Allerton Avenue South San Francisco, California 94080

AS OF DECEMBER 2, 2024
[Name]	Employee ID: [Number]
[Address]

ELIGIBLE OPTION GRANT							NEW OPTION GRANT
Grant Date	Grant Number	Exercise Price Per Share	Type of Eligible Option Grant (ISO / NSO)	Number of Vested Shares Subject to Eligible Option Grant Through December 30, 2024(i)	Number of Unvested Shares Subject to Eligible Option Grant Through December 30, 2024(ii)	Vesting Schedule(iii)	Number of Unvested Shares Subject to the New Option Grant That Would Be Granted in Exchange for the Eligible Option Grant(iv)	Vesting Schedule(v)
[DATE]				[SHARES]	[SHARES]		[SHARES]
[DATE]				[SHARES]	[SHARES]		[SHARES]
[DATE]				[SHARES]	[SHARES]		[SHARES]
[DATE]				[SHARES]	[SHARES]		[SHARES]
[DATE]				[SHARES]	[SHARES]		[SHARES]
[DATE]				[SHARES]	[SHARES]		[SHARES]
[DATE]				[SHARES]	[SHARES]		[SHARES]

(i)

This column displays the number of vested shares of our common stock subject to the eligible option grant as of December 30, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through December 30, 2024).

(ii)

This column displays the number of unvested shares of our common stock subject to the eligible option grant as of December 30, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through December 30, 2024).

(iii)

The vesting schedule(s) indicated in this column provide a summary of the service-based vesting schedule applicable to the options. For the actual vesting terms that apply to these options, please refer to the ALX Oncology Holdings Inc. (“ALX”) Amended and Restated 2020 Equity Incentive Plan, the applicable award agreement(s) under such plan governing the terms of the options, and any other written agreement between you and ALX or any of its subsidiaries governing the terms of such options.

(iv)

Please refer to the Offer documents, including Section 9 of the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, for additional terms applicable to new option grants. If you hold an eligible option grant, a portion of which constitutes incentive stock options (“ISOs”) within the meaning of U.S. Internal Revenue Code Section 422, and a portion of which constitutes nonstatutory stock options (“NSOs”), these portions are shown in two separate rows in the above table. To the extent such eligible option grant is exchanged in the Offer, the corresponding new option grant will cover the combined sum of the number of shares shown in this column for the two rows. All new option grants will be entirely NSOs.

(v)

The vesting schedule(s) indicated in this column provide a summary of the service-based vesting schedules applicable to the new option grants. Please refer to the Offer documents, including Section 9 of the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, for a more detailed description of the vesting terms applicable to new option grants.